Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Further Expands Distribution Network with Anheuser-Busch, Enters Keurig Dr Pepper and MillerCoors Distribution Partners Network

Boca Raton, FL (February 7, 2019) –Celsius Holdings, Inc. (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced that the company has secured additional distribution agreements with distribution partners in the Anheuser-Busch InBev network. The company also announced it has secured distribution agreements with distribution partners in the Keurig Dr Pepper and MillerCoors networks, further expanding availability to new regions as the company continues to build a national distribution network.

“Growing demand for our proven fitness drinks and well-coordinated efforts by our sales team is laying the groundwork for a best in class DSD network for Celsius,” commented John Fieldly, President and Chief Executive Officer. “We have made tremendous progress in building out our DSD network which now includes members from three of the largest strategic distribution partners that cover several of the largest markets in the country. We continue to garner significant interest from the best distributors in the country further supporting our momentum and broadening our retail availability into 2019. We see great opportunity to leverage our partners’ networks and drive further availability of our products.”

Through these new partnerships, Celsius has expanded within the independent Anheuser-Busch wholesaler network with new agreements with Pepin Distributing, Hensley Beverage Company and Tri-City Beverage, bringing the company’s distribution agreements within this wholesaler network to six. The company’s expansion into the Keurig Dr Pepper independent network includes four independent wholesalers within their network, Carolina Beverage, Piedmont Beverage, Quality Beverage and Choice Beverage USA, securing complete direct store distribution “DSD” coverage in North Carolina and South Carolina. In addition, the company added LDF Sales & Distribution and DET, both independent wholesalers in the MillerCoors network and independent wholesaler All Brands Distribution.

The new agreements build on the distribution network expansion the company announced in December and show a clear acceleration in the demand for the CELSIUS® brand within the largest beverage distributors in the country, filling the demand from retailers in the emerging “Performance Energy” category.

Jon McKillop, EVP of Sales, North America added, “As Celsius continues to rapidly scale, the addition of these strategic distribution partners will allow us to service new geographies and provide best in class service levels to key retail accounts as we continue to build out our national distribution network.  We are pleased to welcome these new distribution partners to the Celsius family.”

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio consisting of proprietary, clinically proven innovations which offer significant health benefits. CELSIUS®’ Original Line comes in nine delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powdered packets. CELSIUS®’ Natural Line is available in five refreshing flavors and the line is naturally caffeinated and naturally sweetened.

New to the portfolio, trainer-grade CELSIUS HEAT™ offers an additional 100mg of caffeine over CELSIUS®, to total 300mg per can, and also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in five carbonated flavors. CELSIUS HEAT™ is a thermogenic pre-workout drink and targets professional trainers, competitive athletes, the military and first responders. CELSIUS HEAT™ was developed for those seeking a trainer-grade version of CELSIUS® versus the Original Line, which is sold in a smaller can package and appeals to the masses as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten free and contains very little sodium. CELSIUS® is sold nationally at fitness clubs, 7-Eleven, Sprouts, The Fresh Market and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s, Food Lion, CVS and many others.

CELSIUS®’ functional claims are backed by sixnine published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.